Filed Pursuant to Rule 433

Relating to the

Preliminary Prospectus Supplement dated April 8, 2014

Registration No. 333-191481

Hi-Crush Partners LP

Final Term Sheet

April 9, 2014

This free writing prospectus is being filed pursuant to Rule 433 of the Securities Act of 1933, as amended, and relates to the preliminary prospectus supplement filed by Hi-Crush Partners LP (the “Partnership”) with the Securities and Exchange Commission (the “SEC”) on April 8, 2014, the base prospectus dated October 28, 2013 and the related Registration Statement on Form S-3 (File No. 333-191481). This free writing prospectus sets forth the final pricing information related to the Partnership’s underwritten public offering of common units representing limited partner interests in the Partnership (the “Common Units”). The information in this free writing prospectus updates and supersedes the information in the preliminary prospectus supplement to the extent that it is inconsistent therewith. All capitalized terms not otherwise defined in this free writing prospectus shall have the meanings given in the preliminary prospectus supplement.

Issuer:	Hi-Crush Partners LP

Ticker:	HCLP

Title of Securities:	Common Units

Offering Size:	4,250,000 Common Units

Option to Purchase Additional Common Units:	637,500 Common Units

Public Offering Price:	$41.29 per Common Unit

Stabilization:	Prior to purchasing the Common Units being offered pursuant to the preliminary prospectus supplement, on April 9, 2014, one of the underwriters, on behalf of the syndicate, purchased 6,201 Common Units at an average price of $41.25 per Common Unit in stabilizing transactions.

Trade Date:	April 10, 2014

Settlement:	April 15, 2014

Underwriters:

Barclays Capital Inc.

Morgan Stanley & Co. LLC

UBS Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Credit Suisse Securities (USA) LLC

Raymond James & Associates, Inc.

RBC Capital Markets, LLC

Robert W. Baird & Co. Incorporated

William Blair & Company, L.L.C.

Wunderlich Securities, Inc.

IBERIA Capital Partners L.L.C.

Additional Information:

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) AND PRELIMINARY PROSPECTUS SUPPLEMENT WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT, THE PRELIMINARY PROSPECTUS SUPPLEMENT AND THE OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV OR BY WRITTEN REQUEST TO HI-CRUSH PARTNERS LP, THREE RIVERWAY, SUITE 1550, HOUSTON, TX 77056. ADDITIONALLY, A COPY OF THE PROSPECTUS SUPPLEMENT AND ACCOMPANYING BASE PROSPECTUS RELATING TO THE OFFERING MAY BE OBTAINED FROM: BARCLAYS, C/O BROADRIDGE FINANCIAL SOLUTIONS, 1155 LONG ISLAND AVENUE, EDGEWOOD, NY 11717, BY EMAIL: BARCLAYSPROSPECTUS@BROADRIDGE.COM, OR BY TELEPHONE AT (888) 603-5847; MORGAN STANLEY, ATTN: PROSPECTUS DEPARTMENT, 180 VARICK STREET, 2ND FLOOR, NEW YORK, NY 10014, BY EMAIL: PROSPECTUS@MORGANSTANLEY.COM, OR BY TELEPHONE AT (866) 718-1649; UBS INVESTMENT BANK, ATTN: PROSPECTUS DEPT., 299 PARK AVENUE, NEW YORK, NY 10171, OR BY TELEPHONE AT (888) 827-7275; OR BOFA MERRILL LYNCH, BY TELEPHONE AT (866) 500-5408.